GODFREY & KAHN, S.C.
                                Attorneys at Law
                             780 North Water Street
                           Milwaukee, Wisconsin 53202
                               Tel. (414) 273-3500
                               Fax (414) 273-5198



                                February 4, 2002

Strong Money Market Fund, Inc.
100 Heritage Reserve
Menomonee Falls, WI 53051

Ladies and Gentlemen:

         We have acted as counsel to Strong Money Market Fund, Inc., a Wisconsin corporation (the "Company"), in connection with the preparation by the Company of a registration statement on Form N-14 (the "Registration Statement") relating to the issuance by the Company of Investor Class shares of common stock of the Strong Money Market Fund, a series of the Company (the "Money Market Fund"), as part of the acquisition by the Money Market Fund of the assets of the Strong Investors Money Fund (the "Investors Money Fund"), which is a series of Strong Heritage Reserve Series, Inc., a Wisconsin corporation.

         We have examined: (a) the Registration Statement (including the proxy statement/prospectus contained therein), (b) the Company's Amended and Restated Articles of Incorporation, as amended, and By-Laws, as amended to date, (c) certain resolutions of the Company's Board of Directors, and (d) such other proceedings, documents and records we have deemed necessary to render this opinion. In addition, we have assumed that any Money Market Fund shares previously issued were issued for good consideration.

         Based upon the foregoing, we are of the opinion that the Money Market Fund shares being registered under the Registration Statement have been duly authorized and will be validly issued, fully paid and non-assessable (except to the extent provided in Section 180.0622(2)(b) of the Wisconsin Statutes) upon transfer of the assets of the Investors Money Fund pursuant to the terms of the agreement and plan of reorganization included in the Registration Statement.

         We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                                        Very truly yours,

                                                        /s/ Godfrey & Kahn, S.C.

                                                        GODFREY & KAHN, S.C.